UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2013

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD

CHANDLER, AZ 85286

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d) & (e)

On April 30, 2013, the Company’s Board of Directors appointed Stephen D. Kelley, 50, to serve as President and Chief Executive Officer and as a director of the Company, effective May 8, 2013. Mr. Kelley succeeds Ken Joyce, who previously announced his intention to retire. A copy of the Company’s press release announcing Mr. Kelley’s appointment is attached hereto as Exhibit 99.1.

Most recently, Mr. Kelley served as Chief Executive Officer of Scio Diamond Technology Corporation until January 2013. Prior to that, Mr. Kelley served as a senior advisor to Advanced Technology Investment Company, the Abu Dhabi sponsored investment company in the high technology sector that owns GLOBALFOUNDRIES, until December 2012, and as Executive Vice President and Chief Operating Officer of Cree, Inc., a manufacturer of silicon carbide based semiconductors, from 2008 to 2011. Mr. Kelley also served as Vice President/General Manager - Display, Standard Logic, Linear and Military Businesses at Texas Instruments, Inc., from 2003 to 2008, in various positions with Philips Semiconductors from 1993 to 2003 including Senior Vice President and General Manager and in various positions with National Semiconductor Corporation and Motorola Semiconductor. Mr. Kelley holds a B.S. in Chemical Engineering from Massachusetts Institute of Technology and a J.D. from Santa Clara University. The foregoing experience and background are among the key attributes which qualify Mr. Kelley to serve as a director.

There are no arrangements or understandings between Mr. Kelley and any other persons pursuant to which he was selected as an officer or director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Kelley and any other director or executive officer of the Company.

The Company entered into an employment offer letter dated April 30, 2013 (the “Agreement”) with Mr. Kelley. The Agreement has no specified term, and Mr. Kelley’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Kelley’s starting annual base salary will be $650,000, pro-rated from his start date. Effective January 1, 2014, his base salary will be increased to $700,000. Thereafter, his base salary will be subject to review by the Board of Directors. Under the Company’s Executive Incentive Bonus Plan, Mr. Kelley will be eligible for a cash bonus for 2013 with a target amount equal to 135% of his base salary (pro-rated based on his start date) and for a cash bonus for 2014 with a target amount equal to 100% of his then current base salary.

Equity Awards (Vesting Over Four Years). Mr. Kelley will receive the following equity awards under the Company’s Amended and Restated 2007 Equity Incentive Plan: (i) an option to purchase 750,000 shares of the Company’s common stock at a purchase price per share equal to the fair market value of such shares on the grant date, and (ii) 750,000 time-based restricted shares of the Company’s common stock. The option and restricted stock awards will vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter. In addition, each award will vest in full upon his death or the termination of his employment by the Company due to his disability. In the event of a Change in Control (as defined in the Plan), each award will be treated as the plan administrator determines in accordance with the Plan. If the successor or acquiring company does not assume or provide a substitute for the awards, the awards will fully vest in connection with such Change in Control.

Severance Terms. Upon termination of Mr. Kelley’s employment by the Company without “cause” or by Mr. Kelley for “good reason,” he will be entitled to continuation of his then-current base salary for a 12 month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; payment of health insurance premiums for up to 12 months; and payment of outplacement services for up to six months.

Other Benefits. Mr. Kelley will be eligible for relocation benefits, and to participate in the Company’s employee benefit plans and programs on the same terms and conditions as apply to the Company’s executive officers generally, as in effect from time to time.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company also intends to enter into its standard form indemnification agreement with Mr. Kelley, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on October 6, 1997, as amended on March 31, 1998 (File No. 333-37235).

Effective May 8, 2013, Ken Joyce is retiring from the Company and will no longer serve as President and Chief Executive Officer or as a director of the Company.

ITEM 8.01 Other Events.

A copy of the Company’s press release dated April 30, 2013 announcing the events described under Item 5.02 above is included in this filing as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Offer Letter, dated April 30, 2013, between Amkor Technology, Inc. and Stephen D. Kelley.

99.1	Press release issued by Amkor Technology, Inc., dated April 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2013	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit	Description

10.1	Employment Offer Letter, dated April 30, 2013, between Amkor Technology, Inc. and Stephen D. Kelley.

99.1	Press release issued by Amkor Technology, Inc., dated April 30, 2013.